Exhibit 10.7




                                                 April 29, 1997








Mr. Serafino Posa
601 Keystone Avenue
River Forest, Illinois   60305

Dear Sandy:

We are delighted you have joined Polaroid Corporation as a senior executive. This will serve to confirm our agreements and the arrangements under which you have joined us.

Your title is Executive Vice President, Consumer Imaging
Group reporting to the Chairman and Chief Executive
Officer. Your salary is three hundred twenty thousand dollars ($320,000) per year ($26,667/month).

BONUS
-----

Immediately upon joining us, you received a sign-on bonus of one hundred ten thousand dollars ($110,000).

You are enrolled in the Executive Bonus Plan. This plan pays a percentage of salary as a bonus opportunity target if the Company achieves its financial plan. Your bonus opportunity target is fifty five percent (55%) of your earnings based on one hundred percent (100%) attainment of the financial plan. Your bonus opportunity for the year
1997, payable in February 1998, will be no less than one hundred seventy six thousand dollars ($176,000).

STOCK OPTIONS - HIRING GRANT
----------------------------

You were granted fifty thousand (50,000) non-dividend paying stock options upon hire, which are vested in accordance with the rules governing the Polaroid Stock Incentive Plan. The Stock
Option Agreement sets forth the terms of this grant.

LONG TERM INCENTIVE PLAN
------------------------

You are participating in our Long Term Incentive Plan
(LTIP) which enables key employees to increase their ownership in the Company. Specifically, you have the opportunity to receive annual stock options and performance share grants at the Executive Vice President level. Based on a stock price of $44, in 1997 you could expect an allocation of about seventeen thousand five hundred
(17,500) stock options and an opportunity to earn three thousand five hundred (3,500) performance shares (Polaroid stock). The performance shares are earned based on sales growth and Return On Net Assets improvements. These grants should provide an annual opportunity to earn one hundred twenty five percent (125%) of your proposed base salary.

RETIREMENT PLANS
----------------

You are eligible to make 401(k) and voluntary after tax contributions through our Polaroid Profit Sharing
Retirement Plan and participate in the Polaroid Pension
Plan (five-year vesting) which is a Company-paid defined benefit plan.

Additionally, you are eligible to participate in the Elective Deferred Compensation Plan. This plan allows executives and officers to defer part of their annual compensation until retirement or a specific date. You will be given the opportunity to decide on the length of your deferral option but it must be at least two (2) years.

RELOCATION
----------

Expenses in connection with your relocation from Illinois to Massachusetts will be reimbursed in accordance with the Home Equity Relocation Plan.

VACATION AND BENEFITS
---------------------

You are entitled to four (4) weeks vacation each year starting in 1997. Of course, you are eligible to participate in all other health, medical, dental, life and disability benefit programs and receive employment perquisites on a basis consistent with other Polaroid executives.

TERMINATION DATE OF EMPLOYMENT
------------------------------

If a Change in Control has not occurred and your employment is terminated by Polaroid for any reason other than Cause
(as defined below), or at your initiative within twenty-four (24) months of your hiring date due to a reassignment by Polaroid to a position of significantly lesser responsibility, relocation outside of the Boston metropolitan area without your consent, or the resignation of Gary DiCamillo, you will receive a lump sum severance payment of twenty-four (24) months' pay and all stock options granted to such date will be fully vested. This severance payment will be based upon your monthly base pay rate on the Termination Date. Additionally, the Company will provide medical, dental and life insurance coverage for two (2) years at current employee group rates.

Notwithstanding the foregoing, if your employment is terminated for Cause (as defined below), you will not be entitled to receive such severance and all options shall be immediately forfeited.

TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL
-------------------------------------------------------

1.   Defined Terms.

     a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of twenty percent (20%) or more of the Stock then outstanding, but does not include any Subsidiary of the Company, any employee benefit plan of the Company or any of its Subsidiaries or any Person holding Stock for or pursuant to the terms of any such employee benefit plan.

     b) "Affiliate and Associate" when used with reference to any Person, shall have the meaning given to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     c) "Annual Bonus" shall mean a bonus amount payable under the Company's executive annual bonus plan (currently the Polaroid Incentive Plan for Executives). Unless otherwise specifically provided, this annual bonus shall be calculated assuming the Company target has been achieved and that there are no factors that reduce the ultimate distribution.

     d) "Base Salary" shall mean the annual rate of base salary (disregarding any reduction in such rate that constitutes Constructive Termination) in effect on the date of the Change in Control or the Termination Date which ever is higher.

     e) "Beneficial Owner" shall be a Person deemed to "beneficially own" any securities:

          i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; or

          ii) which such Person or any of such Person's Affiliates or Associates has:

               (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder; or,

               (b) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding (written or oral) to vote such security (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on
                    Schedule 13D (or any comparable or successor report) under the Exchange Act; or

               (c) which are beneficially owned, directly or indirectly, by any Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described above) or disposing of any securities of Polaroid.

     f) "Board" shall mean the Board of Directors of the Company.

     g) "Bonus" means the amount payable to you under any plan, or agreement offered by Polaroid.

     h)   "Cause" means either of the following:

          i) Your willful malfeasance having a material adverse effect on Polaroid; or

          ii)  Your conviction of a felony;

          provided, that any action or refusal by
          you shall not constitute "Cause" if, in
          good faith, you believed such action or
          refusal to be in, or not opposed to, the best interests of Polaroid, or if you shall be entitled, under applicable law or under an applicable Polaroid
          Certificate of Incorporation or the
          Polaroid By-Laws, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

     i)   "Change in Control" shall occur on:

          i) the date on which a change in control of the Company occurs of a nature that would be required to be reported (assuming that the Company's Stock was registered under the Exchange Act) in response to an item (currently item 6(e)) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or an item (currently Item l(a)) of Form 8-K under the Exchange Act;

          ii) the date on which there is an Acquiring Person and a change in the composition of the Board of the Company within two years after the Share Acquisition Date such that the individuals who constitute the Board prior to the Share Acquisition Date shall cease for any reason to constitute at least a majority of the Board;

          iii) any day on or after the Share Acquisition Date when directly or indirectly, any of the transactions specified in the following clauses occurs:

               (a) the Company shall consolidate with, or merge with and into, any other Person;

               (b)  any Person shall merge with and into the Company;

               (c) the Company shall sell, lease, exchange or otherwise transfer or dispose of (or one or more of its Subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the major part of the assets of Polaroid and its Subsidiaries (taken as a whole) to any other Person or Persons; or,

          iv) the date when a Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any of its Subsidiaries or any Person holding Stock for or pursuant to the terms of any such employee benefit plan) alone or together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of thirty percent (30%) or more of the Stock then outstanding;

          v) the date on which the stockholders of The Company approve a merger or consolidation of The Company with any other corporation other than:

               (a) a merger or consolidation which would result in voting securities of The Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of The Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or

               (b) a merger or consolidation effected to implement a recapitalization of The Company (or similar transaction) in which no Person acquires fifty percent (50%) or more of the combined voting power of The Company's then outstanding securities; or,

          vi) the date stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

     j) "Code" means the Internal Revenue Code of 1986, as amended.

     k) "Confidential Information" means non-public information relating to the business plans, marketing plans, customers or employees of the Company other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Company.

     l) "Constructive Termination" shall occur when you voluntarily terminate your employment with the Company or retire after the occurrence of one or more of the following events on or after the Change in Control:

          i) a reduction in the Participant's Compensation Base Pay from the amount of the Participant's Base Pay Compensation on the day immediately preceding the Change in Control;

          ii) the elimination of or reduction of any benefit under any bonus, incentive or other employee benefit plan in effect on the day immediately preceding the Change in Control, without an economically equivalent replacement, if the Participant was a participant or member of such plan on the day immediately preceding the Change in Control;

          iii) the discontinuation of or any reduction in a Participant's participation or membership in any bonus, incentive or other benefit plan in which the Participant was a participant or member on the day immediately preceding the Change in Control, without an economically equivalent replacement;

          iv) the reassignment of the Participant without his consent from his regular shift or regular duties as they existed on the day immediately preceding the Change in Control;

          v) the reassignment of the Participant without his consent to a location more than thirty (30) miles from his regular workplace on the day immediately preceding the Change in Control;

          vi) the reduction in the Participant's job title or level in effect on the day immediately preceding the Change in Control;

          vii) the provision of significantly less favorable working conditions than those provided on the day immediately preceding the Change in Control; or

          viii)     a significant diminution in duties or
                  responsibilities or the reassignment of the Participant to duties which represent a position of lesser responsibility than his duties as they existed on the day immediately preceding the Change in Control.

     m) "Disability" shall mean the Executive's disability within the meaning of the Polaroid Long Term Disability
          Plan.

     n) "Exchange Act" shall mean the Securities Exchange Act of 1934, as in effect on the date in question.

     o) "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     p) "Polaroid" or "Company" means Polaroid and its Subsidiaries and affiliates and, after a Change in Control, any successor or successors thereto.

     q) "Share Acquisition Date" shall mean the first date any Person shall become an Acquiring Person.

     r)   "Stock" shall mean the outstanding shares of Common
          Stock of the Company and any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.

     s) "Subsidiary" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than 50% of the Voting Stock.

     t)   "Terminated" shall mean:

          i) termination by Polaroid without Cause at any time within the two (2) years following a Change in Control;

           ii) your termination due to a Constructive Termination at any time within the two (2) years following a Change in Control; or

          iii) termination within three (3) months prior to a Change in Control at the request of any individual or entity acquiring ownership and control of Polaroid. If your employment with Polaroid is terminated prior to a Change in Control at the request of Acquiring Person, this Agreement shall become effective upon the subsequent occurrence of a Change in Control involving such Acquiring Person. In such situation your Termination Date shall be deemed to have occurred immediately following the Change in Control, and therefore you shall be entitled to the benefits provided in this Agreement.

     u) "Termination Date" shall mean the later of the date there is a Change in Control or the date you are terminated.

     v) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2. Effective Date; Term. This Section of the Agreement shall be effective immediately prior to a Change in Control
     (the "Effective Date") and shall remain in effect for two
     (2) years following such Change in Control, and such additional time as may be necessary to give effect to the terms of the Agreement.

3.   Change in Control Benefits.  If your employment with
     Polaroid is terminated, you shall be entitled to the following benefits:

     a) Severance Benefits. Within ten (10) business days after the Termination Date, Polaroid shall pay you a lump sum amount, in cash, equal to:

          i)   Two (2) times the sum of:

                  (a)  Your Base Salary; and

                  (b)  Your Annual Bonus; and

          ii) Your Annual Bonus multiplied by a fraction, the numerator of which shall equal the number of days you were employed by Polaroid in the calendar year in which the Termination Date occurs and the denominator of which shall equal three hundred sixty-five (365).

     b) Continued Welfare Benefits. Until the second anniversary of the Termination Date, you shall be entitled to participate in the Company's medical, dental, and life insurance plans, at the highest level provided to you during the period beginning immediately prior to the Change in Control and ending on the Termination Date and at no greater cost than the cost you were paying immediately prior to Change in Control; provided, however, that if you become employed by a new employer, your coverage under the applicable Polaroid plans shall continue, but your coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

     c)   Payment of Accrued But Unpaid Amounts.  Within ten
          (10) business days after the Termination Date, Polaroid shall pay you:

          i) earned but unpaid compensation, including, without limitation, any unpaid portion of your Bonus accrued with respect to the full calendar year ended prior to the Termination Date; and

          ii) all compensation previously deferred by you on a non-qualified basis but not yet paid.

     d) Retiree-Medical Benefits. If you are or would become fifty-five (55) or older and your age and service equal sixty-five (65) and you have at least five (5) years of service with the Company within two (2) years of Change in Control, you are eligible for retiree medical benefits (as such are determined immediately prior to Change in Control). You are eligible to commence receiving such retiree medical benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change in Control.

     e)   Supplemental Retirement and Profit Sharing Benefits.

          i) On the Termination Date, you shall become vested in the benefits provided under Polaroid's non-qualified defined benefit pension plans or any successor plans (the "Supplemental Plans").

          ii)  Within ten (10) business days after the Termination
                  Date, Polaroid shall pay you a lump sum cash amount equal to the present value of your accrued benefit under the Supplemental Plans. For purposes of computing the lump sum present value of your accrued benefit under the Supplemental Plans,

               (a) Polaroid shall credit you with two (2) years of plan participation and service and two (2) years of age for all purposes (including additional accruals and eligibility for early retirement) over your actual years and fractional years of plan participation and service and age credited to you on the Termination Date; and

               (b) Polaroid shall apply the present value (and any other actuarial adjustment required by this Agreement) using the actuarial assumptions set forth in Section 1.01 of the Pension Plan. In determining the your benefits under this paragraph (e)(ii), the terms of the Supplemental Plans as in effect immediately prior to the Change in Control, except as expressly modified in this paragraph (e), shall govern.

     f) Effect on Existing Plans. All Change in Control provisions applicable to you and contained in any plan, program, agreement or arrangement maintained as of the date this Agreement is signed (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change in Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects you without your prior written approval. This means that all awards of options, performance shares or such other awards as may be granted shall upon Change in Control be fully vested consistent with the terms of these Agreements. Notwithstanding the foregoing, no benefits shall be paid to you, however, under the Polaroid Extended Severance Plan or any other severance plan maintained generally for the employees of Polaroid if you are eligible to receive severance benefits under this Agreement.

     g) Outplacement Counseling. Outplacement services will be provided consistent with Polaroid's outplacement practices in effect prior to the Change in Control.

4.   Gross-up.
     a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of you ("the Executive") (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Executive within five (5) business days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive's benefit.

     c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (but the Executive's failure to comply with this notice obligation shall not eliminate his rights under this Section except to the extent Polaroid's defense against the imposition of the Excise Tax is actually prejudiced by any such failure). The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          i) give the Company any information reasonably requested by the Company relating to such claim;

          ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          iii) cooperate with the Company in good faith in order to effectively contest such claim; and

           iv) permit the Company to participate in any proceedings relating to such claim;


          provided, however, that the Company shall bear and pay directly all costs and expenses
          (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
          Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The
          Company's control of the contest shall be limited to issues with respect to which a Gross-Up
          Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          d) If, after the Executive receives an amount advanced by the Company pursuant to Section 4(c), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of
          Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to
          Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up
          Payment required to be paid.

4. Mitigation. You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which Polaroid (or any other person or entity) may have against you unless specifically referenced herein.

5. Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts or, at your option, in the county where you then resides, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

6. Costs of Proceedings. Polaroid shall pay all of your costs and expenses, including attorneys' fees and disbursements, at least monthly, in connection with any legal proceeding (including arbitration), whether or not instituted by Polaroid or you as the Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorneys' fees and disbursements, of Executive. Polaroid shall pay pre-judgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of The Chase Manhattan Bank (or its successors), as in effect from time to time, from the date that payment should have been made to Executive under this Agreement.

7. INDEMNIFICATION; DIRECTOR'S AND OFFICER'S LIABILITY INSURANCE. You shall, after the Termination Date, retain all rights to indemnification under applicable law or under Polaroid Certificate of Incorporation or the Polaroid By-Laws, as they may be amended or restated from time to time. In addition, Polaroid shall maintain Director's and Officer's liability insurance on behalf of Executive, at the better of the level in effect immediately prior to the Change in Control or the Executive's Termination Date, for the two (2) year period following the Termination Date, and throughout the period of any applicable statute of limitations.

TERMINATION FOR CAUSE
---------------------

Nothing in this Agreement shall be construed to prevent
Polaroid from terminating you employment for Cause. If you are terminated for Cause, Polaroid shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of Polaroid.

CONFIDENTIALITY
---------------

Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall comply with the Confidentiality Agreement you executed when hired, and shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries
(collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of your breach of this Agreement).

ASSIGNMENT
----------
Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Polaroid and you as the Executive and their respective heirs, legal representatives, successors and assigns. If
Polaroid shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Polaroid will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Polaroid, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Polaroid would be required to perform it if no such succession had taken place. The provisions of this Agreement shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

PAYMENTS IN EVENT OF DEATH
--------------------------

Should the you become eligible to receive payments and benefits under this Section and die prior to receipt of all such payments and benefits, the residual payments shall be made to the beneficiaries identified on the you beneficiary form for the Executive Deferred Compensation Plan. Any residual family medical and dental benefits which the you were receiving on the you date of death shall continue to the family members the you had covered in such medical and dental plans on such date.

WITHHOLDING
-----------

Polaroid may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

APPLICABLE LAW
--------------

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein.

ENTIRE AGREEMENT
----------------

This Agreement, with the plans and grant agreements referenced herein, contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

If these terms are acceptable to you, please sign and date the duplicate copy of this letter, and return it to me.

Sandy, we are all extremely impressed with you personally and professionally. You are a valuable addition to Polaroid

Corporation, and look forward to having you continue your strong career path as Executive Vice President, Consumer
Imaging Group.

                                   Sincerely,


                                   /s/ Gary T. DiCamillo

                                   Gary T. DiCamillo
                                   Chairman and
                                   Chief Executive Officer




I accept the terms and conditions as outlined in this letter.





/s/ Serafino Posa                              5/2/97
-----------------------                    --------------
     Serafino Posa                              Date